Exhibit 10.6

May 17, 2019
Kenneth T. Lane
[Address Omitted]

Dear Ken,
We are pleased to extend an offer of employment to you for the position of Executive Vice President, Global Olefins & Polyolefins (“EVP Global O&P”) of LyondellBasell (“LYB”) and Lyondell Chemical Company (the “Company”), reporting directly to me. This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. You will serve as a member of LYB’s Leadership Team and are expected to be appointed as a Section 16 Officer by LYB’s Board of Directors on or before May 30, 2019.
Duties and Commencement:
In your capacity as EVP Global O&P you will perform duties and responsibilities that are reasonable and consistent with such position as may be assigned to you from time to time. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of LYB’s interests. Notwithstanding the foregoing, your employment with the Company will not prevent you from participating in charitable and community activities, provided that the activities do not interfere with the performance of your employment duties and responsibilities or create a conflict of interest.
Location
Your principal place of employment shall be at our corporate headquarters in Houston, Texas, subject to business travel as needed to fulfill your employment duties and responsibilities.
Start Date
Subject to satisfaction of the conditions described in this letter, your anticipated start date is July 15, 2019 (“Start Date”).
Compensation Package:
In consideration for your services to the Company, your compensation package will include the following:
Base Salary
You will be paid an initial base salary of $750,000 per year, payable in accordance with the standard payroll practices of the Company. Your base salary will be subject to review annually in accordance with the Company’s standard payroll practices. Currently, in the U.S., base salaries are adjusted on April 1 of each year.
Incentive Compensation
You will be eligible to participate in the following incentive programs. Participation in these incentive programs are subject to the terms and conditions of the programs, which may be modified by LYB or the Company at any time and commonly change from year to year.

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Short-Term Incentive Plan. You will be eligible to participate in the LYB Short-Term Incentive Plan (“STI Plan”). Your STI Plan target opportunity will be 85% of your annual base salary (or currently, $637,500), and your maximum bonus opportunity will be 200% of target (or currently, $1,275,000). The actual payout depends on corporate and individual performance. For 2019, you will participate in the STI Plan on a full year basis.

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Long-Term Incentive Plan. You will also be eligible to participate in the LyondellBasell Industries Long-Term Incentive Plan (the “LTIP”), under which you will receive equity-based incentive awards in February of each year. Currently, your annual LTIP target is 240% of your annual base salary or $1,800,000. At this time, your annual equity grant will be denominated in Performance Share Units (“PSUs”) at 50% or $900,000, Stock Options at 25% or $450,000, and Restricted Stock Units (“RSUs”) at 25% or $450,000. PSUs are earned over a three-year performance period, Stock Options vest ratably one-third each year, and RSUs cliff vest after three years from the date of grant.

In addition to your annual grant that will occur in February 2020, you will receive a prorated LTIP award in 2019 based on your start date. Assuming a July 15, 2019 start date, your award will be 46.6% of $1,800,000 or $838,800 denominated as: $419,400 in PSUs, $209,700 in Stock Options, and $209,700 in RSUs. For this prorated grant, in addition to Stock Options, RSUs will vest ratable one-third each year (unlike the annual grant where RSUs cliff vest after three years).
As summarized on the attached, when you consider an annual base salary of $750,000, an STI target of $637,500 (85% of base salary), and an annual LTIP award of $1,800,00 (240% of base salary), your total annual target direct compensation is $3,187,500.
New Hire Awards:

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Cash Award: When you commence employment, you will receive a new hire cash award in the amount of $750,000 as soon as administratively possible. In the unlikely event that you voluntarily resign or are terminated for cause within two-years of your start date, the entire amount must be repaid.

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LTIP Award: When you commence employment, you will receive a new hire equity grant in the form of RSUs with a grant date value of $1,450,000. This award will vest ratably one-third each year from the date of grant.

Benefits and Perquisites:
You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, including group medical, dental, vision and life insurance coverage, disability benefits, and retirement benefits, subject to the terms and conditions of the plans and programs. You will receive information regarding these benefits, including enrollment instructions, during your first week of employment.
You will be eligible for paid holidays designated by the Company as well as floating holidays. Eligibility for paid holidays and vacation is subject to the terms and conditions of the Company’s applicable policies. Under the current vacation policy, you will be entitled to 160 hours or 4 weeks of paid vacation per year.
You will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.
Relocation
You will be eligible for the LYB executive relocation program from your home in Six Mile, SC to the Houston, TX area.

Severance
As an executive of LYB, you will participate in the Executive Severance Plan (the "Severance Plan”), which generally provides severance benefits to you if your employment with the Company is severed without "cause" or you leave for "good reason,” as defined in the Severance Plan. To participate, you must execute a Participation Agreement that evidences your agreement to participate in the Severance Plan and to comply with the terms, conditions, and restrictions of the participation agreement and the Severance Plan, including confidentiality provisions and restrictive covenants. A copy of the form of Participation Agreement is enclosed for reference purposes.
Withholding Taxes
All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
At-Will Employment
Your employment with the Company will be for no specific period. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.
Contingent Offer
This offer is contingent upon:

a.
Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review.

b.
Successfully passing a pre-employment drug screening within 30 days prior to the Start Date. A Company representative will contact you to schedule an appointment for the test. Please complete the enclosed Drug Test Authorization Form and take it to the appointment. Please note that the Company performs random and for cause drug and alcohol testing in compliance with local law and submitting to testing when requested is a continuing condition of employment with the Company.

c.	Satisfactory completion of a background investigation, for which the required consent from is attached to this letter.

d.	Your execution of the enclosed Personal Details Form.

e.	Formal approval by the Board of Directors on or before May 30, 2019.
This offer will be withdrawn if any of the above conditions are not satisfied.
Stock Ownership Requirements
As an LYB executive, you will be subject to the LyondellBasell Share Ownership Guidelines. In summary, these guidelines require you to accumulate LYB shares at a rate equal to a multiple of your base salary, which the multiple varies based on Leadership Team level.

Company Policies
We require that our employees review and comply with LYB and Company policies, procedures and guidelines, which will be made available to you, including the LyondellBasell Code of Conduct. Please review the Code of Conduct and complete the enclosed Receipt and Certification Form. Then based on the Code of Conduct, complete the Disclosure of Interest Form.
Governing Law
This offer letter shall be governed by the laws of the state of Texas, without regard to conflict of law principles.
Representations
By accepting this offer, you represent that you can accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.
If you fully abide by all of your representations above, the Company intends to provide you after your Start Date with an agreement to indemnify you against potential actions by a current or former employer to restrain, obstruct, limit or prevent you from performance of your contemplated employment with the Company. The agreement to indemnify also will contain written assurances that you were a “good leaver” from the current or former employer and will exclude indemnification for any intentionally dishonest or fraudulent conduct.
We are excited at the prospect of you joining our team. If you have any questions about the above details, please reach out to me or Darleen Caron. If you wish to accept this position, please sign below and return this letter to me or Darleen Caron no later than Friday, May 24, 2019. If you do not accept this offer by May 24, 2019, it will be deemed to be withdrawn.

Sincerely,

_/s/ Bhavesh V. Patel_____________________
Bhavesh V. (Bob) Patel
Chief Executive Officer

Acceptance of Offer
I have read and understood, and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any representations, expressed or implied, that are not set forth expressly in this letter, and this letter supersedes all prior communications, both written and oral, relating to my employment with the Company.

Kenneth T. Lane

Signed: _ /s/ Kenneth T. Lane________________ Date: _18 May 2019_____________